Exhibit 10.4

Henry Schein, Inc.

Incentive Plan

and

Plan Summary

Amended and Restated as of January 1, 2025

1.	Introduction

As a member of the management team of Henry Schein, Inc. or its affiliates (the “Company”), you have a direct impact on the Company’s profitability. To align your interest with that of the Company, you have been nominated to participate in the Henry Schein, Inc. Incentive Plan (formerly the Performance Incentive Plan), as may be amended from time to time (“HSIP,” or the “Plan”), the incentive-based cash compensation program for the Company’s management team. This program was initially approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Henry Schein, Inc. (the “Board”) on February 26, 2014, and was initially effective beginning January 1, 2014 under the name Performance Incentive Plan and was renamed the Henry Schein, Inc. Incentive Plan and amended and restated effective January 1, 2024. This program is now amended and restated effective as of January 1, 2025. This document serves as both the Plan and the Plan Summary.

The administration of the Plan (including, without limitation, determinations with respect to participation, setting goals and achievement of goals) shall be made by Henry Schein, Inc.’s Chief Executive Officer, Chief Financial Officer or appropriate Executive Management Committee (“EMC”) member or, in each case, their designated delegates (or, with respect to awards made to employees of an affiliate of Henry Schein, Inc., by the applicable governance body such as its board of directors or its compensation committee) in accordance with procedures established by the Company from time to time (each an “Authorized Officer”), in each case in their sole discretion (except with respect to executive officers where such decisions shall be made by the Compensation Committee, in its sole discretion). References throughout the Plan to “executive officers” shall be solely to executive officers of Henry Schein, Inc.

The Company or the Compensation Committee (solely with respect to Participants who are executive officers), each in its sole discretion, has the sole authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the HSIP and to construe and interpret the terms and provisions of the HSIP and any HSIP Award and make all other determinations and take any other action necessary or appropriate for the administration of the Plan, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan and any HSIP Award in the manner and to the extent deemed necessary to carry the Plan into effect.

Any decision, interpretation or other action made or taken by or at the direction of the Company or the Compensation Committee (solely with respect to Participants who are executive officers) will be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns. The Authorized Officers are authorized to act on behalf of the Compensation Committee and the Company under the Plan or to exercise any discretion that the Compensation Committee and the Company have under the Plan, provided that such act or exercise of discretion by the Authorized Officers may not apply to Participants who are executive officers.

Plan participants shall be designated by Authorized Officers or by the Compensation Committee (solely with respect to executive officers), each in their sole discretion, and may include members of the Company’s management team of directors and vice presidents and other designated employees of the Company (“Participants”).

The Plan is designed to reward Participants based on the financial performance of the Company, financial performance specific to a business and/or functional unit, individual performance objectives and/or strategic scorecard goals. Consistent with the Company’s long legacy of conducting business with a high level of integrity, the expectation is that goals are attained ethically and in compliance with laws, regulations and Company standards and policies, including internal controls over financial reporting. The goal of the Plan is to align the interests of Participants with those of the Company and its stakeholders, in a concerted effort to drive our business appropriately toward achieving common objectives that benefit the Company as a whole and each Participant. The Plan is specifically designed to:

•	Foster achievement of specific corporate, business unit, individual performance goals and/or strategic goals on an annual basis (“Goals”);

•	Provide each Participant with an annual cash bonus opportunity based on the achievement of the Goals (“HSIP Award”); and

•	Recognize and reward Participants for individual and group team achievements.

The Goals will be set forth in writing each year, and Participants will receive documentation regarding their applicable annual Goals for each year of participation. Annual Goals may be modified from time to time, and any modification will also be set forth in writing. Any mid-year changes must be approved by an Authorized Officer or by the Compensation Committee (solely with respect to executive officers), each in its sole discretion, before the commencement of the fourth quarter. The Compensation Committee must be notified of any material changes. For purposes of the Plan, performance and achievement of Goals will be measured each calendar year or any other period specified by the Compensation Committee.

The HSIP Award, in conjunction with a Participant’s base compensation, is intended to provide Participants with competitive total annual cash compensation for comparable positions at companies in our industry and at other similarly sized organizations.

The Compensation Committee may, in its sole discretion, delegate any of its responsibilities under the HSIP (including administrative tasks) to the extent permitted by applicable law. The Compensation Committee may rely on information, and consider recommendations, provided by the Board or members of Company management.

2.	Eligibility

The appropriate Authorized Officer annually determines eligibility for participation in the Plan in its sole discretion, except that the Compensation Committee in its sole discretion makes this determination with respect to executive officers. Participation is intended to be ongoing. However, changes in assignments may result in a Participants being ineligible to participate in the Plan. Notwithstanding anything herein to the contrary, participation in one year does not imply or guarantee participation in another year. Team Schein Members will be notified at the beginning of each year regarding their eligibility to participate in the Plan and will be notified during the year if that status changes.

HSIP awards for newly hired or promoted TSMs will be pro-rated. However, no new entry will be included after September of each performance year.

3.	HSIP Awards and Individual Performance Goals

HSIP Awards are based on one or more of the following goals:

a)	Company Financial Performance Goals

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Financial performance Goals for Henry Schein, Inc. and/or one or more of its affiliates (e.g., Henry Schein, Inc. and/or one or more of its affiliates’ annual profitability (measured against earnings per share (“EPS”), net income or other predetermined profitability Goals)).

b)	Functional Area Financial Performance Goals

•	Financial and/or other performance Goals for (i) Henry Schein, Inc. and/or one or more of its affiliates and/or (ii) the Participant’s business unit or functional area.

c)	Individual Performance Goals (“MBO Performance Goals”)

•	The Participant’s achievement of his or her individual MBO Performance Goals.

d)	Strategic Scorecard Goals

•	The achievement of Goals related to the Company’s strategic plan.

The Company Financial Performance Goals are set annually by the CEO or the Compensation Committee (solely with respect to Participants who are executive officers) in its sole discretion (or, with respect to an affiliate of Henry Schein, Inc., by the applicable governance body such as its board of directors or its compensation committee in its sole discretion). Each Participant’s Functional Area Financial Performance Goals, MBO Performance Goals and/or Strategic Scorecard Goals (“Other Goals”) will be determined at the start of each year by an Authorized Officer or the Compensation Committee (solely with respect to Participants who are executive officers), as applicable, each in its sole discretion. There will be an ongoing review of the Other Goals. Any changes during the year must be approved by an Authorized Officer and, if appropriate, by the Compensation Committee (solely with respect to Participants who are executive officers), each in its sole discretion. Each Participant and his or her Manager are encouraged to have performance evaluations during the year to monitor progress and, if necessary, to modify Other Goals (with the appropriate approvals as described herein) for the balance of the year.

The HSIP Award payouts corresponding to levels of achievement of Company Financial Performance Goals are determined by the CEO or the Compensation Committee (solely with respect to Participants who are executive officers) (or, with respect to an affiliate of Henry Schein, Inc., the applicable governance body such as its board of directors or its compensation committee), as applicable, each in its sole discretion on an annual basis. The HSIP Award payouts corresponding to levels of achievement of Other Goals are determined on an annual basis by the appropriate Authorized Officer or the Compensation Committee (solely with respect to Participants who are executive officers), each in its sole discretion.

Weighting of Goals for each Participant will be determined by an Authorized Officer or the Compensation Committee (solely with respect to Participants who are executive officers), each in its sole discretion.

4.	Company Financial Performance Goals

The Company Financial Performance Goals are determined by the CEO or the Compensation Committee (solely with respect to Participants who are executive officers) (or, with respect to an affiliate of Henry Schein, Inc., the applicable governance body such as its board of directors or its compensation committee), as applicable, each in its sole discretion, with input from the Executive Management team. Each year, the CEO or the Compensation Committee (solely with respect to Participants who are executive officers) (or, with respect to an affiliate of Henry Schein, Inc., the applicable governance body such as its board of directors or compensation committee), as applicable, may, as it decides in its sole discretion, make adjustments to the Company Financial Performance Goals.

In determining whether the Company Financial Performance Goals have been achieved or exceeded, the CEO or Compensation Committee (solely with respect to Participants who are executive officers) (or, with respect to an affiliate of Henry Schein, Inc., the applicable governance body such as its board of directors or its compensation committee), as applicable, each in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

5.	Functional Area Financial Performance Goals

Functional Area Financial Performance Goals are based on the financial and/or other performance Goals for (i) Henry Schein, Inc. and/or one or more of its affiliates and/or (ii) the Participant’s business unit or functional area (e.g., Group, Division or Subsidiary) measured against, for example:

•	annual financial budgets, in the following areas:

•	Group/Divisional/Subsidiary sales Goals.

•	Group/Divisional/Subsidiary gross profit Goals.

•	Group/Divisional/Subsidiary pre-tax income Goals.

•	Group/Divisional/Subsidiary net income Goals.

•	Expense performance relative to the budget.

In determining whether Functional Area Financial Performance Goals have been achieved or exceeded, the applicable Authorized Officer or the Compensation Committee (solely with respect to Participants who are executive officers), as applicable, each in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

6.	MBO Performance Goals

Specific, measurable MBO Performance Goals will be approved for each Participant by the applicable Authorized Officer or by the Compensation Committee in its sole discretion (solely with respect to Participants who are executive officers). These MBO Performance Goals should drive toward and support enterprise-wide initiatives, such as: Profitability; Process Excellence; Customer Satisfaction; Strategic Planning; and Organizational Development. To drive performance and to focus management energy, it is recommended that the number of MBOs be limited to three to five critical objectives. For example,

•	Profitability - e.g., reduce expenses as a percent of sales; increase gross profit percentage and gross profit dollars; increase business unit sales; reduce inventory.

•	Process Excellence - e.g., implement a new policy; reduce errors to customers; reduce DSOs; increase inventory turns.

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Customer Satisfaction - e.g., increase frequency of salesperson to customer contacts; implement project to develop computer screens to aid in positive customer interactions; support internal customer by completing all recruits within a reasonable predetermined time period; develop customer feedback program, such as surveys and focus groups.

•	Strategic Planning - e.g., develop strategic plan based on individual responsibilities; benchmark Participant’s unit against similar companies’ functions.

•	Organizational Development - e.g. personal business development; succession planning; Company values; staff development; recruitment goals.

MBO Performance Goals should be specific, measurable, attainable, realistic and time-bound. In order to obtain an award of over 100% of the original MBO target amount, performance must have substantially exceeded the original parameters and expectations of the MBO Performance Goal in a measurable way. In summary, awards earned in excess of 100% should only be considered when significant benefits are realized when compared to the original MBO Performance Goal.

In determining whether MBO Performance Goals have been achieved or exceeded, the appropriate Authorized Officer or the Compensation Committee (solely with respect to Participants who are executive officers), each in its sole discretion will take into account the quality of earnings and/or circumstances of the achievement.

7.	Strategic Scorecard Goals

Specific, measurable Strategic Scorecard Goals will be approved for each Participant by the appropriate Authorized Officer or by the Compensation Committee (solely with respect to Participants who are executive officers), each in its sole discretion. These Strategic Scorecard Goals should drive toward and support achievement of the financial goals and performance objectives set forth in the Company’s then current strategic plan.

In determining whether Strategic Scorecard Goals have been achieved or exceeded, the appropriate Authorized Officer or the Compensation Committee (solely with respect to Participants who are executive officers), as applicable, each in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

8.	HSIP Awards

During the first fiscal quarter of each year, individual performance for the previous year is evaluated relative to Goals. HSIP Awards are determined for each performance category, as applicable. A Participant’s total HSIP Award will equal the sum of the awards earned in each category for the previous year’s performance.

Notwithstanding anything herein to the contrary, the appropriate Authorized Officer or the Compensation Committee (solely with respect to executive officers), as applicable, each in its sole discretion, may, at any time, provide that all or a portion of an HSIP Award is payable: (i) upon the attainment of any goal (including the Goals), or (ii) regardless of whether the applicable Goals are attained, based on their determination as to the quality of earnings and the circumstances of the achievement.

Any action by the Compensation Committee (or its delegate) hereunder will be made pursuant to resolutions documenting such action.

In order to receive any HSIP Award, Participants must be actively employed on the payment date of the year the HSIP Award is to be paid out. A prorated HSIP Award may be available, at the discretion of the appropriate Authorized Officer or the Compensation Committee (solely with respect to Participants other than executive officers), each in its sole discretion, if a Participant in the Plan dies, becomes permanently disabled, retires at the normal Social Security retirement age during the Plan year, or in other special circumstances.

HSIP Awards, less applicable withholdings, will be made by the end of the first fiscal quarter of each year.

To the extent applicable, unless payments are deferred as may be permitted by the Company, payments under the Plan are intended to be short-term deferrals within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (collectively, “Section 409A”) that are exempt from the applicable requirements of Section 409A and the Plan will be limited, construed and interpreted in accordance with such intent.

Notwithstanding anything to the contrary, the Company does not guarantee, and nothing in the Plan or otherwise is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan or otherwise, and the Company will not be responsible for their compliance with or exemption from Section 409A.

9.	Forfeiture Conditions and Recoupment

a)	Recoupment/Clawback Policies

Notwithstanding anything herein to the contrary, a Participant’s HSIP Award granted under the Plan is subject to the Company’s (i) Incentive Compensation Recoupment Policy, (ii) the Company’s Dodd-Frank Clawback Policy and (iii) any other clawback and/or recoupment policy approved by the Company’s Board of Directors or the Compensation Committee (or other committee of the Board) from time to time, to the extent each is applicable to the Participant and/or any other Company recoupment policies or procedures that may be required under applicable law or otherwise adopted by the Company or incorporated into any other part of an HSIP Award (collectively, the “Clawback Policies”). The Participant’s receipt of an HSIP Award shall constitute the Participant’s acknowledgement that the Participant is subject to the Clawback Policies (as applicable) and that such Participant’s HSIP Award may be subject to recoupment to the extent provided in such Clawback Policies. Nothing herein shall be construed as limiting any right of the Company to impose additional restrictions or other conditions with respect to an HSIP Award.

b)	Cause and Material Restatements of Financial Statements

Notwithstanding anything herein to the contrary, the Company or the Compensation Committee may take recoupment actions with respect to each HSIP Award granted and/or paid under the Plan or may take actions to forfeit and cancel an HSIP Award, in each case, in the event the applicable Participant (i) engages in conduct that could reasonably be expected to constitute “Cause” (as defined herein) (regardless of whether the Participant’s employment has terminated), as determined by the Company in its sole discretion, at any time on or after the grant date and prior to the applicable Payment Date (as defined below) and/or (ii) the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”) that relates to the vesting schedule of the HSIP Award, the Compensation Committee shall have the right, in its sole discretion, to cause the immediate forfeiture and cancellation of the HSIP Award during the Applicable Period (as defined below). With respect to clause (ii) herein, it is intended that the Company’s right to recoup cash payments made under the HSIP Award shall be interpreted in a manner consistent with the Company’s Dodd-Frank Clawback Policy, except that all references to executive officers (or words of like import) shall be disregarded.

For the purposes of the Plan, “Cause” means (i) if the Participant shall have committed fraud or any felony in connection with the Participant’s duties as an employee of the Company or any of its affiliates, or willful misconduct or any act of disloyalty, fraud or breach of trust or confidentiality as to the Company or any of its affiliates, or the commission of any other act which causes or may be reasonably expected to cause economic or reputational injury to the Company or any of its affiliates, (ii) the Participant’s termination of employment with the Company or any of its affiliates is or would be deemed to be for Cause under any employment agreement between the Company or any of its affiliates and the Participant, or is expressly provided for under an HSIP Award, and/or (iii) any breach by the Participant of any agreement with the Company or any of its affiliates.

For the purposes of the Plan, “Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that the Company was required to prepare an accounting restatement or (ii) the date a court, regulator, or other legally authorized entity directs the Company to prepare an accounting restatement, in each case, regardless of if or when the accounting restatement is actually filed. In such case, the Participant shall have no further rights or interests with respect to such HSIP Award.

c)	Competitive Activity

Notwithstanding anything herein to the contrary, each HSIP Award granted under the Plan is conditioned on the applicable Participant not engaging in any Competitive Activity (as defined below) from the effective date of the grant of the HSIP Award through the first anniversary of the applicable payment date of such HSIP Award (such applicable payment date, the “Payment Date”). If, on or after the effective date of grant of the HSIP Award but prior to the Payment Date, a Participant engages in a Competitive Activity, 100% of all HSIP Awards issued and payable to such Participant under the Plan shall be immediately forfeited and cancelled in its entirety, and such Participant shall have no further rights or interests with respect to such HSIP Awards.

For purposes of the Plan, the Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, the Participant (i) takes other employment with, render services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between the Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) conducts himself or herself in a manner adversely affecting the Company or any of its affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates. The determination as to whether a Participant has engaged in a Competitive Activity shall be made (A) if the Participant is an executive officer of the Company, by the Compensation Committee in its sole discretion or (B) if the Participant is not an executive officer of the Company, by the Company in its sole discretion.

FOR CALIFORNIA PARTICIPANTS ONLY. With respect to any Participant who resides, or provides services, in California (a “California Participant”), the above definition of “Competitive Activity” does not apply and, for the purposes of the Plan, a California Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, a California Participant (i) prior to a termination of employment with the Company, takes other employment with, renders services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) prior to a termination employment with the Company, solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) prior to a termination of employment with the Company, diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between a California Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) makes false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates; provided however, with respect to subsections (iv) and (v), following a termination of employment, a California Participant will not be limited from engaging in a lawful profession, trade, or business that is competitive with the Company or any of its affiliates or restrained from any activity that would be a violation of California Business and Professions Code § 16600. Any determination as to whether a California Participant has engaged in a Competitive Activity shall be made (A) if the Participant is an executive officer of the Company, by the Compensation Committee in its sole discretion or (B) if the Participant is not an executive officer of the Company, by the Company in its sole discretion.

With respect to any California Participant, notwithstanding the date of payment, no HSIP Award shall be earned by any California Participant prior to the first anniversary date of the Payment Date and satisfaction of the conditions of the applicable HSIP Award.

d)	Method of Recoupment

In the event that (i) the Participant engages in conduct that could reasonably be expected to constitute “Cause” on or after the Payment Date, but on or prior to the first anniversary of such Payment Date, (ii) the Participant engages in a Competitive Activity on or after the Payment Date but on or prior to the first anniversary of such Payment Date, or (iii) the Company makes a determination it is required to prepare a Restatement that relates to the performance period incorporated into each such HSIP Award, in each case, the Company will have the right to recoup from the Participant, and such Participant will repay to the Company, within thirty (30) days following demand by the Company, an amount in cash equal to 100% of the HSIP Awards paid to the Participant on the Payment Date pursuant to the Plan with respect to clauses (i) and (ii), and in an amount equal to a percentage designated by the Company of the HSIP Awards paid to the Participant on the Payment Date pursuant to the Plan with respect to clause (iii). The Company also has the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of such repayment obligation, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of Section 409A.

Participants receiving HSIP Awards hereby acknowledge and agree that the forfeiture and recoupment conditions set forth in this section 9, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. Each Participant hereby acknowledge and agree that (i) it is a material inducement and condition to the Company’s issuance of the HSIP Award that such Participant agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to this Section 9 are reasonable, and (ii) nothing in the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the HSIP Award or otherwise.

10.	Miscellaneous

All expenses of the Plan will be borne by the Company.

This Plan is not intended to, nor does it constitute, a contract or guarantee of continued employment. Nothing in the Plan or in any notice of an HSIP Award will affect the right of Henry Schein, Inc. or any of its affiliates to terminate the employment or service of any Participant or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a year or to otherwise modify the terms of such Participant’s employment.

Except to the extent required by applicable law, no HSIP Award or payment thereof nor any right or benefit under the Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, charge, garnish, execute upon or levy upon the same will be void and will not be recognized or given effect by the Company.

No person will have any claim or right to participate in the Plan or to receive any HSIP Award for any particular year.

No person may participate in more than one annual incentive-based cash compensation bonus plan offered by the Company or any affiliate at the same time, unless otherwise approved the appropriate Authorized Officer or Compensation Committee (with respect to executive officers), each in its sole discretion.

Participants will have 30 days from the date of payment of their HSIP Award to dispute calculations. After this period is over, all amounts are final, subject to the forfeiture and recoupment provisions set forth herein. Disputes should be submitted to the Participant’s manager for review and then submitted with any necessary documentation to the Participant’s HR Business Partner for determination to be made by the appropriate Authorized Officer or the Compensation Committee (solely with respect to executive officers), each in its sole discretion.

The Company reserves the right to amend, suspend or terminate the Plan at any time without notice.

The Plan has not been adopted by stockholders.

No member of the Compensation Committee and no other director, Authorized Officer or TSM of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated will be liable for any action, omission, or determination relating to the Plan, and the Company will indemnify and hold harmless each member of the Compensation Committee and each other director or TSM of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or TSM in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions of this paragraph are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended and Restated Certificate of Incorporation (as amended), the Company’s Amended and Restated Bylaws (as amended), the Delaware General Corporation Law or otherwise.

In the event that any one or more of the provisions contained in the Plan will, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability will not affect any other provision of the Plan and the Plan will be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

The Company will have the right to make any provisions that it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

The Plan and any amendments thereto will be construed, administered, and governed in all respects in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable principles of conflict of laws).